Exhibit 10.1

PERSONAL AND CONFIDENTIAL

September 8, 2025

James Wise
[*]

Dear James,

Congratulations on taking the next step in developing your career at NCR Voyix! We are pleased to present you with this offer of a new position.

I am certain you will continue to embody our values, stay customer focused and be a key contributor to this organization as we transform, connect and run our customers technology platforms.

The following outlines the terms and conditions of your offer:

Employer:	NCR Voyix (the ‘Company’)
Position:	SVP – Chief Accounting Officer
Grade:	This position is a Grade E4.
Reporting To:	Brian Webb-Walsh – Chief Financial Officer
Business Unit:	FIN - Accounting
Location:	NCR Voyix Global Headquarters: Atlanta, Georgia
Start Date:	Your planned start date is September 12, 2025
Base Salary:
Your annualized base salary will be $320,000 per year, commencing as of your start date.

The Company operates on a bi-weekly pay schedule for exempt salaried employees. You will be paid two-weeks’ salary every other Friday following the close of the preceding pay cycle. Pay Calendars are available on the Company
Portal on HR Central.

[*] Blank spaces contained confidential information that has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K

Exhibit 10.1

Management Incentive Plan
MIP

Effective upon your start date, you will participate in NCR Voyix’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR Voyix’s results; it is payable in the first calendar quarter following the plan year. Your MIP incentive opportunity for the 2025 plan year will be 45% of base salary subject to pro- ration for the partial service year. Your MIP payout for the 2025 plan year will be payable to you in or about March 2026. Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Compensation and Human Resources Committee. You must be a current employee at the time of payment in order to receive the bonus payout.

Long-Term Incentive Equity Program

Long-Term Incentive (LTI) Equity Program

As an executive at NCR VOYIX, you are eligible to participate in the annual LTI Program. The target award for your position is 75% of base salary. As an eligible participant, you will be considered for an LTI award based on your individual contributions during the year; your relative performance amongst peers; as well as your future potential to contribute to the Company’s success. LTI awards are not guaranteed, and are generally granted during February of each year, subject to approval by the Compensation and Human Resource Committee of the Board of Directors.

The Company’s Incentive Plans are designed to address the conditions of an ever-changing marketplace, and the Company cannot make definitive representations concerning the continuation of format or the amount of individual awards under the plans, if any. The Company reserves the right to modify or cancel, to the extent permissible under local laws and regulations, each such plan and its terms at any time, at the Company’s sole discretion.

Section 409A of the Code

While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of

Exhibit 10.1

Section 409A of the Code) shall be subject to the following rules:
Any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses.
The amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any other calendar year.

Your right to have the Company reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.
Notwithstanding any other provision of this letter, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

Vacation
Under the Company's vacation policy you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of The Company service, whichever provides the greater benefit.
The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.
Additionally, the Company recognizes the following as paid holidays:
New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Variations

The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Exhibit 10.1

Please indicate your decision on this offer of employment by electronically signing all offer documentation within three (3) days from the date of this offer. Please also save/print a copy of the offer documentation for your files.

James, I am excited about the contributions, experience and knowledge you can continue to bring to the Company. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation.

Sincerely,
Brian Webb-Walsh Chief Financial Officer

Accepting this Offer of Employment:

You acknowledge that this employment letter and attachments amend the terms of your employment in respect of the matters detailed herein, but that otherwise your terms remain unaltered.

You further acknowledge that this employment letter together with the other terms of employment reflect the general description of the terms and conditions of your employment with the Company and is not a contract of employment for any definite duration of time. The employment relationship with the Company is by mutual consent ("Employment at Will"). This means either you or the Company have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to Company's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed

/s/ James Wise
James Wise
Date: 9/8/25